Cytomedix Completes Two Convertible Note Financings

GAITHERSBURG, Md. (July 20, 2011) – Cytomedix, Inc. (OTC/BB: CMXI) (the “Company”), a leading developer of biologically active regenerative therapies for wound care, inflammation and angiogenesis, today announced that it has closed two convertible note financings with new and existing investors, raising gross proceeds of $1.2 million at closing.

The Company placed a three year convertible note with a single accredited investor totaling $1.3 million with an initial funding of $600,000 available at closing, another $200,000 available within 60 days of the closing date provided certain conditions are met, and the remaining $500,000 anticipated to be available in monthly installments beginning in February 2012. Thereafter, another $1.5 million may become available to the Company on substantially the same terms, upon mutual agreement of the parties.  The notes carry a one-time 4% interest charge payable upon issuance and are convertible at a discount to future market prices of the Company’s common stock determined at the time of conversion with the initial $800,000 of the funding subject to a conversion ceiling of $0.80 per share.

The Company also placed an aggregate of $600,000 in 12% short-term convertible notes with several accredited investors and long term shareholders of the Company. Quarterly cash interest payments under these notes will commence on September 30, 2011, with the notes maturing on March 31, 2012. The notes are convertible at a discount to future market prices at the time of conversion and have a conversion ceiling of $0.50 per share.

The proceeds from the foregoing transactions will be used for general corporate and working capital purposes.

“We are pleased to complete these financings that provide us with timely capital at a reasonable cost,” commented Martin P. Rosendale, Cytomedix CEO. “This funding will further facilitate our achievement of near-term milestones as we target operational cash flow break-even over the next twelve months.”

All securities described in this news release were sold to “accredited investors” as defined under federal securities laws in reliance upon an exemption from registration. For a complete description of the foregoing transactions and terms of the securities, please refer to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2011.

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Cytomedix, Inc.

Cytomedix develops, sells and licenses regenerative biological therapies primarily for wound care, inflammation and angiogenesis.  The Company markets the AutoloGel™ System, a device for the production of platelet rich plasma (“PRP”) gel derived from the patient’s own blood for use on a variety of exuding wounds; the Angel® Whole Blood Separation System, a blood processing device and disposable products used for the separation of whole blood into red cells, platelet poor plasma (“PPP”) and PRP in surgical settings; and the activAT® Autologous Thrombin Processing Kit, which produces autologous thrombin serum from PPP.  The activAT® kit is sold exclusively in Europe and Canada, where it provides a completely autologous, safe alternative to bovine-derived products.  The Company is pursuing a multi-faceted strategy to penetrate the chronic wound market with its products, as well as opportunities for the application of AutoloGel™ and PRP technology into other markets such as hair transplantation and orthopedics while actively seeking complementary products for the wound care market. Cytomedix also seeks to monetize other product candidates in its pipeline through strategic partnerships, out-licensing or sale.  Most notably is its anti-inflammatory peptide (designated CT-112), which has shown promise in preclinical testing.  Additional information regarding Cytomedix is available at www.cytomedix.com.

Safe Harbor Statement

Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’s actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’s ability to predict or control, including among others, the likelihood of obtaining a positive reimbursement determination on the submission, the likelihood and the extent of beneficial effect of such determination on CMS costs and care, viability and effectiveness of the Company’s sales approach and overall marketing strategies, the outcome of development or regulatory review of CT-112, commercial success or acceptance by the medical community, competitive responses, the Company's ability to raise additional capital and to continue as a going concern, and Cytomedix's ability to execute on its strategy to market the AutoloGel™ System as contemplated, the Company’s ability to successfully integrate the Angel® and activAT® product lines into its existing business, to assume and satisfy certain liabilities related to the Angel® and activAT® product lines. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as “believes", "forecasted," "projects," "is expected," "remain confident," "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2010, filed with the SEC and other subsequent filings. These filings are available at http://www.sec.gov.

Contacts:
Cytomedix, Inc.	Lippert/Heilshorn & Associates
David Jorden, Executive Board Member	Anne Marie Fields
Martin Rosendale, CEO	(afields@lhai.com)
Andrew Maslan, CFO	(212) 838-3777
(240) 499-2680	Bruce Voss
(bvoss@lhai.com)
(310) 691-7100